Exhibit G


                           FORM OF FEDERAL REGISTER NOTICE


               The Southern  Company,  a registered  holding company  whose address is 64 Perimeter Center East, Atlanta, Georgia  30346, has

          filed an application or declaration pursuant to Sections 6(a), 7,

          12(b), 32  and 33  of the Act  and Rules  45, 53,  54 and  100(a)

          thereunder.

               Southern is currently authorized under the terms of separate orders dated  August 2  and 3, 1995  (HCAR Nos. 26347  and 26349,

          respectively)  to issue and sell in one or more transactions from time  to time through December 31, 1999, additional shares of its common  stock,  $5 par  value, and  to  utilize the  net proceeds thereof  to make investments,  directly or indirectly,  in one or more "exempt  wholesale generators" ("EWGs") or  "foreign utility

          companies"  ("FUCOs"),   as  defined  in  Sections   32  and  33,

          respectively; and to guaranty, from time to time through December

          31,  1999, the  securities of  one or  more EWGs  or FUCOs  in an

          aggregate  amount  not  to  exceed  $1.2  billion  at  any   time

          outstanding.  By  order dated  August 1, 1995  (HCAR No.  26346),

          Southern is also authorized to issue and sell short-term and term loan notes and/or  commercial paper  from time to  time prior  to prior to April  1, 2000, in an aggregate  principal amount at any time  outstanding  not  to exceed  $1  billion,  and  to use  the proceeds thereof to acquire the securities of one or more EWGs or

          FUCOs.

               Each  of  the  three  financing  orders  referred  to  above
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          specifies that the sum  of the principal amount of  securities of

          EWGs and FUCOs  that Southern  may guaranty and  the proceeds  of common stock sales and  borrowings used by Southern to  invest in the  securities  of  EWGs and  FUCOs  shall  not,  when added  to

          Southern's "aggregate  investment," as defined in  Rule 53(a), in

          all   such  entities,  exceed  50%  of  Southern's  "consolidated retained earnings," as determined  in accordance with Rule 53(a).

          This is  the requirement of  Rule 53(a)(1),  which is one  of the conditions of the financing "safe-harbor" under Rule 53(a).

               At September 30, 1995, Southern's  "aggregate investment" in

          all  EWGs   and  FUCOs  was  approximately   $1.244  billion,  or

          approximately   38.7%   of   Southern's  "consolidated   retained

          earnings"  for the four consecutive  quarters ended June 30, 1995

          ($3.213 billion).

               Southern  is  now  requesting  an order  that  would  exempt

          Southern from the  requirement of  Rule 53(a)(1) so  as to  allow

          Southern to guaranty securities of EWGs and FUCOs and  to use the proceeds  of  authorized common  stock  sales  and borrowings  to invest in the securities of EWGs and FUCOs in amounts which, when added to  Southern's "aggregate investment"  at any time  in such entities,  would  not  exceed Southern's  "consolidated  retained

          earnings."   Southern is not seeking approval for any increase in

          the number of shares  of common stock or notes  and/or commercial paper that it is  currently authorized to issue  and sell, or  in the  amount of securities  of EWGs or FUCOs  that it is currently authorized to guaranty.

               The application or  declaration describes Southern's current
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          ownership  of  EWGs and  FUCOs and  the  process of  project risk review and mitigation  that Southern states is  undertaken by its subsidiary,  Southern  Electric  International,  Inc.  ("Southern

          Electric"), prior to any  commitment of funds by Southern  in any

          EWG or FUCO.  Southern states that, through Southern Electric, it is  actively considering making investments in additional foreign and domestic independent power  projects and foreign electric and gas  utility  systems which  would  qualify  for exemption  under

          Section  32  or   33.    If  such   additional  investments  were

          consummated, it would result in Southern's "aggregate investment"

          in all  such entities  exceeding the  limitation on  financing of such investments contained in Rule 53(a)(1).

               Rule  53(c) provides that, if  any of the  conditions of the financing "safe-harbor" in Rule 53(a)  is not satisfied, then  an applicant must "affirmatively demonstrate"  that the proposal (i)

          will  not  have a  "material  adverse impact  upon  the financial integrity"  of the holding company system, and (ii) will not have an  "adverse impact"  on any  utility subsidiary  of the  holding company,  or its  customers, or  on the  ability of  the relevant

          State commissions to protect such subsidiary or customers.

               In  its application  or declaration,  Southern  has provided

          financial   and  other   information  which,   Southern  asserts,

          demonstrates  that the  financing of  investments by  Southern in

          EWGs  and FUCOs  in  amounts  which,  when  added  to  Southern's

          "aggregate investment" at any point in time in such entities, may

          be  equal  to  as   much  as  Southern's  "consolidated  retained

          earnings," would not have either  of the adverse impacts referred
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          to  in Rule 53(c).   Southern represents  that it has  provided a

          copy  of the  application or  declaration to  the public  service commissions in Georgia,  Alabama, Florida,  and Mississippi,  and

          has made  itself available  for consultation  with each of  those bodies.
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